CODE OF BUSINESS CONDUCT AND ETHICS ONE WAY TO WORK ENTER > Exhibit 14.1

Embracing ONE Way to Work 3 We Live Our Values 4 We Follow the Code 5 About the Code Your Role Good Decisions, Every Day Have a Concern? We Respect Each Other 11 Diversity and Inclusion Respect in the Workplace Health and Safety at Work We Protect Our Company 15 Use of ONEOK Assets Confidential Information and Intellectual Property Conflicts of Interest Responsible Communications We Protect Others 22 Promoting Safe Operations Business Partner Relationships Data Privacy We Do What’s Right 27 Fair Competition Anti-Bribery and Anti-Corruption Gifts and Entertainment Insider Trading International Trade Financial Integrity Government Interactions We Are Good Neighbors 39 Human Rights Environmental Protection and Sustainability Community Support Political Activities Closing Thoughts 44 Need Help? 45 Contents 2 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Embracing ONE Way to Work As human beings, it’s in our nature to keep moving, building and growing. That’s life, and what powers us at ONEOK. We keep the engine of life running reliably by helping supply the energy that sustains communities and supporting the homes, businesses and people in them. Our Mission, Vision and Core Values are central to everything we do, day in and day out. As employees, we are stewards of the ONEOK name – not only what we do but also how we do it matters to our company and the stakeholders we serve. The theme of our Code of Business Conduct and Ethics (“Code”) is “ONE Way to Work.” By this, we don’t mean there is one straight and narrow path to doing our work. We value diversity of thought, inclusive decision-making and innovation, which means there are often many ways of getting the job done. But, this Code will help everyone working on behalf of ONEOK understand that working in an ethical and responsible manner is nonnegotiable. It serves as our guide, bringing our Core Values to life and showing how policies and laws apply to how we operate. For more than a century, ONEOK has been known for reliability, customer and community service and integrity. It’s important that each of us continue that strong tradition by working ethically and responsibly toward the long-term sustainability of our company. I encourage each of you to take time to read this Code and speak up whenever you have questions or believe something may be contrary to our high standards. By embracing this way of working, letting our Mission, Vision and Core Values drive your actions, you bring the soul of our company to life. Thank you for your dedication each and every day. Pierce H. Norton II President and Chief Executive Officer 3 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

We Live Our Values ONEOK’s Core Values run deep. In fact, they’re the foundation on which our company operates – the compass that guides the way we think, behave and interact with others. They reflect what’s most important to us. We’re proud of them and expect everyone at ONEOK to share and live them each day. Mission: Why we exist We deliver energy products and services vital to an advancing world. Vision: What we want to be To create exceptional value for our stakeholders by providing solutions for a transforming energy future. Core Values: Our compass Safety and Environmental We commit to a zero-incident culture for the well-being of our employees, contractors and communities and to operate in an environmentally responsible manner. Ethics We act with honesty, integrity and adherence to the  highest standards of personal and professional conduct. Diversity and Inclusion We respect the uniqueness and worth of each employee,  and believe that a diverse, inclusive workforce is essential for a sense of belonging, engagement and performance. Excellence We hold ourselves and others accountable to a standard of excellence through continuous improvement and teamwork. Service We invest our time, effort and resources to serve each other, our customers and communities. Innovation We seek to develop creative solutions by leveraging collaboration through ingenuity and technology. 4 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Our Code is more than a set of rules. It’s a guide that speaks volumes about our culture – what we believe and how we operate. When you embrace our Code, you embrace our company and build trust in the ONEOK name. About the Code 6 Your Role 7 Good Decisions, Every Day 8 Have a Concern? 9 WE FOLLOW THE CODE 5 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

About the Code When you joined ONEOK, you became part of a company with an extraordinary legacy, built by dedicated individuals, one ethical action at a time. Now it’s your turn to contribute to that legacy, inspiring others through your example to make a lasting, positive impact. Every day brings new opportunities to innovate, serve and provide safe, reliable energy to diverse customers and communities. As members of the ONEOK team, we are determined to meet every challenge with integrity and protect the trust our stakeholders place in us. Our Core Values guide us along the way, and so does our Code. The Code is at the core of our culture and our commitment to integrity. It’s your guide to doing what’s right and making choices that represent the very best of ONEOK. How do I use the Code? Succeeding in business has never been easy. The temptation is always there to push ethical and legal boundaries. The Code helps you reject that way of working and work the ONEOK way, which means, playing by the rules – all of the rules that apply to us. No exceptions. You should rely on the Code to know what’s expected of you and uphold our high standards. It is your responsibility to read the Code and refer to it whenever questions or confusing situations arise. Does the Code apply to me? In short, yes. If you represent ONEOK in any way, you have a responsibility to understand and follow our Code. That includes every employee in every location and at every level of our company. The Code applies to full-time, part-time and temporary employees. We also expect our suppliers, vendors and other third parties to share ONEOK’s commitment by upholding the spirit of our Code and following our Business Partner Code of Conduct. What if the Code is violated? We take our Code seriously. Anything that violates the Code also violates our relationships and the trust we all share. That’s why any violations of our Code or policies carry serious consequences. Those involved may face disciplinary action, up to and including termination. If a law has been violated, the consequences could be even more harsh, with possible civil or criminal penalties. THE CODE GIVES YOU … > Overviews of common ethical topics. > Tips to handle ethical situations. > Definitions of important terms. > Answers to frequently asked questions. > Links to ONEOK policies and resources. > Helpful decision-making tools. If you can’t find the answers you need, check the resources listed throughout the Code for help. No Matter Your Job, We Need To Know … ➔ You’ve read the Code. ➔ You understand it. ➔ You’re committed to following it. 6 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Every employee has a responsibility to: Give life to our Core Values – Let them inspire you and influence every action you take. Be the ONE – Be the person who knows and follows our Code, policies and the laws that apply. Also ask questions if anything is unclear. Speak up – Are you aware of something that might violate our Code, policies or the law? Don’t ignore it. Speak up immediately. Participate – If we ask for your help with an investigation or audit, cooperate fully and honestly. Supervisors have added responsibilities: Set the right tone – In every action and conversation, demonstrate the ONE Way to Work by expecting the best from yourself and others. Be a resource – Become well-versed in our Code and policies so you can guide your team in the right direction when they need help. Be there for your team – Keep the lines of communication open so your team feels confident and comfortable coming to you with concerns. Listen and act – Take your team’s concerns seriously. Once you’re aware of possible misconduct, take action. Instead of investigating it yourself, speak up right away. Consider This I’m a supervisor, and a member of my team has come to me with a concern. Right now, it’s only a suspicion of misconduct. Should I find out more before I take action? No. You don’t need to confirm misconduct or even have all of the details of a situation to take action. Speak up about what you have learned to your own supervisor or another ONEOK resource. Your Role Our good name means everything to us at ONEOK. When each of us recognizes our shared responsibility to protect and strengthen our reputation, we create the kind of company and the future we envision. 7 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Is this action legal? Does it follow our Code and policies? Is it good for our stakeholders? Does it mirror our Core Values? Is it good for ONEOK? Would I want others to know about this? Good Decisions, Every Day Our decisions, even the smallest ones, when made carelessly or in conflict with our Core Values, may take ONEOK off course. We trust your good judgment, but every decision isn’t easy. If you’re ever unsure, check our Code and policies and ask yourself: Make sure you can answer “YES” to every question. If you can, the action is likely OK. Answering “no” or “maybe” to any question means you should stop and ask for help. 8 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Have a Concern? Following the Code and making good decisions are the key elements of the ONE Way to Work. They also help you recognize when a violation might be happening. That’s when it’s time to let ONEOK know. After all, we can only address violations when we’re aware of them. What to do When you have a concern, speaking up is one of your most important responsibilities – it also may be one of the most difficult. We understand you may not speak up if you don’t think you’ll be heard or you feel pressured to keep quiet. For that reason, you have a variety of ways to speak up. Contact either: › Your supervisor. › Compliance and Ethics. › The Human Resources department. › The Legal department. › Any member of management. What happens next › No matter which option you choose, we will take your report seriously, even if you don’t have all the details or you’re only reporting a suspicion of misconduct. › If necessary, we will conduct a prompt and thorough investigation and keep your report as confidential as possible. We also will seek to protect the rights of anyone being investigated. › We expect you to cooperate honestly and completely with any internal or external investigation that may arise. › If the investigation reveals a violation of our Code, policies or the law, we will take appropriate action. Is This a “Good-Faith” Report? It is if: ➔ You sincerely believe your concern to be true. ➔ You’re not making a knowingly false report. You don’t need all the details to make a good-faith report. Just report honestly and without malice. Or, if you prefer, you may contact: The ONEOK Hotline By phone at Or online at 888-393-6825 secure.ethicspoint.com This service is available 24 hours a day, seven days a week and is operated by an independent third-party provider. An operator or online web form will document your concern and forward it to the appropriate ONEOK resource. You may report anonymously or identify yourself to help us review your concern. 9 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Have a Concern? No retaliation Fear of retaliation – the belief that you might face some negative treatment for reporting a concern – may discourage someone from speaking up. We value honesty and integrity in all we do. Retaliation has no place in our culture. It also violates our Code. That’s why we never tolerate retaliation against anyone who speaks up in good faith or helps with an investigation – even if you report something that doesn’t turn out to be true. Retaliation might look like: › Termination or the threat of termination. › Demotion. › Reduced responsibilities. › Reduced pay. › Denied opportunities. › Exclusion from activities. Have you seen or experienced possible retaliation? If so, don’t keep it to yourself. Speak up immediately. Consider This Something has happened involving my supervisor. While I’d like to report it, I’m afraid I’ll be fired if I do. If I’m not fired, everyone I work with will have a negative impression of me. Can I just wait to see if the situation resolves? We understand this situation may be especially difficult to report, but it’s your responsibility to speak up. We won’t tolerate retaliation against you, no matter who is involved. Speak up to any resource listed in the Code, including the ONEOK Hotline. 10 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Our people are the heart of ONEOK’s business, deserving of a safe and welcoming workplace and respect for the unique perspectives and value they bring. Diversity and Inclusion 12 Respect in the Workplace 13 Health and Safety at Work 14 WE RESPECT EACH OTHER 11 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

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Diversity and Inclusion

Everyone is welcome at ONEOK. We're proud to be a diverse and innovative company, populated with individuals who feel empowered to make their mark and valued for their unique contributions.

- If you make employment-related decisions for ONEOK such as hiring or promoting employees, follow our policies and the equal employment opportunity (EEO) laws that apply. **Ask questions** if anything is unclear.
- Give every person (whether applicants or employees) the same chance to succeed. Base employment decisions only on job requirements and each person's specific skills and qualifications.
- Make sure every employee has equal access to the resources they need to be successful.

CONNECT WITH OUR CORE VALUES | **DIVERSITY AND INCLUSION**

- Never discriminate against (or give special treatment to) anyone based on personal characteristics, many of which are protected by law, including:
  - Race.
  - Color.
  - Religion.
  - Sex.
  - Gender expression or identity.
  - Sexual orientation.
  - National origin.
  - Age.
  - Disability.
  - Genetic information.
  - Veteran status.
- **Speak up** if you witness, suspect or experience discrimination or disrespectful or improper treatment anywhere in ONEOK's business.

BE THE ONE WHO ...

- Welcomes everyone to participate.
- Recognizes (and never dismisses) another person's comments or ideas.
- Is a good listener.
- Helps others overcome biases.
- Invites input from new sources.

Consider This

I think a ONEOK job description may inadvertently discourage people with disabilities from applying. Can a job description be discriminatory? What should I do?

Yes, a job description can be discriminatory. If this is the case, we need to know about it. Discrimination may happen (even unintentionally) anywhere in our company, including in the screening process. Speak up about your concerns immediately to help us be objective and follow the law.

Keep Learning

Affirmative Action and Equal Employment

Eligibility for Employment

ONE WAY TO WORK / Code of Business Conduct and Ethics

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Respect in the Workplace

Working at ONEOK should be a positive and rewarding experience. Anything less goes against what we believe in, so we keep harassment and disrespectful behavior out of our workplace.

- No matter how you interact with others – in person, online or over the phone, treat each person with dignity and respect. That includes interactions with:
  - Co-workers.
  - Customers.
  - Business partners.
  - The public.

CONNECT WITH OUR CORE VALUES | ETHICS

- Recognize harassment in all forms, whether it's verbal, visual or physical. Stay alert for sexual harassment, including unwanted physical contact or sexual advances.
- Remember, harassment may be a matter of perception. What one person perceives as acceptable, another might find intimidating or offensive. Consider how others may perceive your behavior.
- Watch for signs of disrespect in others' behavior and in your own. Don't ignore possible harassment, intimidation, bullying or abuse at ONEOK, no matter who is involved or where in our business it happens. **Speak up** immediately.

Consider This

Several co-workers send each other off-color jokes and pictures via text. They haven't sent them to me, but they talk about them. I find them offensive, but since they didn't send this material directly to me, should I ignore it?

No. If you can, speak to your co-workers. Let them know their conversations make you uncomfortable and ask them to stop. If they don't or you're not comfortable speaking to them directly, speak up about your concerns to your supervisor or **another ONEOK resource** immediately.

Keep Learning

Anti-Harassment and Non-Discrimination

IS IT HARASSMENT? Ask yourself: Does the behavior involve ...

- Unwanted physical contact?
- Inappropriate gestures or comments?
- Derogatory jokes, names, insults or intimidation?
- The sharing of offensive material?
- Isolation or exclusion?

And does it ...

- Make it hard for someone to do their work?
- Create a stressful or negative work environment?

If you answer "**yes**" or "**maybe**" to any of these, it could be harassment.

ONE WAY TO WORK / Code of Business Conduct and Ethics

› Be a model of safety by knowing and following ONEOK’s safety policies and procedures – no shortcuts and no exceptions. › Take all safety training required for your job. Stay up to date on any new requirements and use equipment safely and responsibly. › If you’re aware of possible safety hazards, report your concerns to your supervisor. The same applies when anyone is injured while working. We need to know so we can get the employee proper care and correct any safety issues. Report issues like: ➔ Broken or malfunctioning equipment. ➔ Environmental hazards. ➔ Hazardous work conditions. ➔ Weapons in the workplace. ➔ Substance abuse. ➔ Violations of safety policies and procedures. › When you come to work, be ready to work. Never work or operate our equipment under the influence of alcohol or drugs (whether illegal drugs or prescribed medications), which may compromise your judgment and put you and others at risk. › Help keep violence out of ONEOK, whether it’s physical or verbal threats. Don’t ignore warning signs of violence and remember, we don’t allow weapons of any kind in our facilities. › If you believe there is an immediate threat to people or property, contact law enforcement and/or appropriate ONEOK management immediately. Health and Safety at Work Every day, ONEOK employees take good care of our company and our customers. In return, we all take good care of each other by maintaining a safe and healthy work environment. Each of us shares the responsibility to protect that environment by always putting safety first. BE THE ONE WHO … > Lives our commitment to a zero-incident culture. > Watches out for others. > Wears personal protective equipment. > Knows our safety rules and follows them to the letter. > Operates all equipment safely. > Won’t tolerate threats of violence. > Speaks up for safety. Keep Learning Violence-Free Workplace CONNECT WITH OUR CORE VALUES SAFETY AND ENVIRONMENTAL 14 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

ONEOK is more than a place to work. It’s where we build a future – for ourselves and our communities. We’re proud of our company and do our part to protect it, letting our pride show in every action. Use of ONEOK Assets 16 Confidential Information and Intellectual Property 17 Conflicts of Interest 19 Responsible Communications 21 WE PROTECT OUR COMPANY 15 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

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Use of ONEOK Assets

It takes a variety of valuable assets to run and grow our business. ONEOK has invested a great deal in these assets, and we have a duty to protect them. Each of us plays an important role by using company resources responsibly and preventing theft, loss or misuse.

- Recognize that ONEOK entrusts you with physical, electronic and information assets. No matter your job or which resources you access, use them in line with our policies and the law.
- Never borrow, lend or dispose of our assets if you're not authorized, and never use them for personal gain.

CONNECT WITH OUR CORE VALUES | ETHICS

- Keep facilities and equipment safe from unauthorized access by knowing and carefully following security policies.
- Minimize personal use of our assets, especially electronic assets. Never allow your use to interfere with your work at ONEOK.
- Practice good cybersecurity habits to protect our systems, networks and data from attack or disclosure. That includes:
  - Following our Information Technology policies and procedures.
  - Securing your ONEOK ID, passwords and PINs.
  - Creating strong passwords and not sharing them across external services.
  - Never clicking on suspicious email links or downloads.
  - Only using hardware, software and applications approved by ONEOK.
  - Keeping confidential information or intellectual property secret and secure.
  - Reaching out to Security if you suspect unauthorized access or believe data has been disclosed.

Keep Learning

End-User Computing

What Do Our Assets Include?

Physical
Things that are tangible, such as:

Tools and equipment.
Facilities and furniture.
Company vehicles.
Office supplies.
Company funds.

Electronic
Assets supporting our systems and networks, such as:

Computer software and hardware.
Networks and databases.
Mobile devices.
Internet access.
Websites.

Information
Data we collect or create, such as:

Intellectual property.
Confidential information.
Personal information.
Trade secrets.
Patents, copyrights and trademarks.

ONE WAY TO WORK / Code of Business Conduct and Ethics

› Through your work, you might be exposed to information about ONEOK, our employees, our customers or third parties that isn’t publicly available. It’s your duty to help keep that information from being exposed or falling into the wrong hands. › Be aware of the kind of information you are working with. Learn to recognize confidential information in all forms. › Always follow our policies to handle this information properly and comply with the law. › Never share it with anyone (inside or outside of ONEOK) who isn’t authorized. That includes posting it on social media or discussing it in public. › If you handle sensitive personal information through your work, treat it with care and follow data privacy laws to secure it. › Remember, these rules apply to information and intellectual property belonging to any organization, including our customers or third parties. › If you’re ever unsure of what to protect (or how), contact Compliance and Ethics. Confidential Information and Intellectual Property Confidentiality is the cornerstone of trust. It’s all about protecting and respecting the valuable information and ideas in our care. We promote trust and confidence in the ONEOK name by always handling confidential information and intellectual property responsibly. CONNECT WITH OUR CORE VALUES INNOVATION What Should I Protect? Confidential information The nonpublic and critical information we need to operate successfully, such as: Acquisition or investment plans. Research. Projected sales or earnings. Employee, customer or third-party lists. Special terms or discounts offered to customers. Volumes transported or processed. Intellectual property The information and ideas that make us competitive and uniquely ONEOK, such as: Business or marketing plans. Strategies. Trademarks, copyrights and patents. Trade secrets, proprietary software or service offering plans. Branding and logos. 17 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Confidential Information and Intellectual Property BE THE ONE WHO … > Recognizes and protects confidential information. > Protects confidential information even after employment ends. > Treats information as confidential, even when you’re not sure. > Protects any confidential information, no matter who owns it. > Speaks up with questions or concerns. Consider This I recently joined ONEOK after working with one of our competitors. Would it be OK to share technical knowledge I have about the competitor with my new team? No. We protect confidential information, no matter who owns it, including the competition. Even though you don’t work for them anymore, you still have a duty to protect their confidential information. Don’t share it with anyone. 18 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

› Remember, you are a part of the ONEOK team. Honor your team by acting in its best interests. That means never taking actions that could cause ONEOK to question your intentions or your loyalty. › If a situation comes up that could influence your judgment or actions, talk to your supervisor. Even if the situation just hints at a possible conflict, disclosing it can help us take steps to avoid it or mitigate it. › Be aware that conflicts of interest can arise when you least expect them. They take many different forms, most often in situations such as: ➔ Supervising a friend or family member or making employment decisions affecting them. ➔ Working a second job with a competitor, supplier or customer. ➔ Acceptingaboardofdirector’spositionforacompetitororcompanythat does business with (or wants to do business with) ONEOK. ➔ Getting involved in a personal or romantic relationship that could cloud your judgment. ➔ Investing in the business of a supplier, service provider or customer. ➔ Taking a business opportunity from ONEOK and using it for your own personalbenefit. ➔ Requesting, offering or accepting inappropriate gifts and entertainment from anyone with whom you have a business relationship. Conflicts of Interest ONEOK is made up of unique individuals with unique interests. If your interests are ever at odds with your duties or could influence your decision-making at our company, that may be a conflict of interest. We don’t allow conflicts to impact our work or our company. We avoid them and disclose them. CONNECT WITH OUR CORE VALUES ETHICS 19 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Conflicts of Interest Am I Headed for a Conflict? It’s not always easy to tell, but begin by asking yourself: ➔ Are my personal interests getting in the way of my commitment to ONEOK? ➔ Could this affect my work decisions? ➔ Does this involve any of my friends or family? ➔ Does it benefit me but not ONEOK? ➔ Could this make others question my loyalty? Did you answer “yes” or “I’m not sure” to ANY of these questions? If so, you may have a conflict. Discuss it with your supervisor and/or submit a conflict of interest determination request immediately. Consider This My spouse’s employer is bidding on a contract with ONEOK. Since the work involves a different department than mine, and I’m not involved in the decision, should I still disclose this? Yes, you should. Even if you don’t help select ONEOK’s vendors, you should still disclose the situation. That way, if your spouse’s company becomes a vendor, we can make sure you aren’t given any future work involving that company. Keep Learning Statement of Policies on Conflicts of Interest 20 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

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Responsible Communications

Communication is our connection to the world, so we're careful to communicate consistently and professionally. When each of us takes ownership of what we say and how we say it, we build stronger relationships and confidence in our company.

- To help ONEOK ensure honest and consistent messaging, don't speak on our company's behalf in the things you say or write. Let authorized company representatives speak for us so we don't mislead anyone.
- Forward any requests for comment or information, whether they're from the media, the public or investors to **Communications or Investor Relations**. Refer requests from government agencies to the **Legal department** or our Government Relations department. Don't respond if you're not authorized.
- If you work in a commercial function, be ethical and transparent in your communications. Never make false or disparaging claims about the competition or promises we can't keep. See **Fair Competition** to learn more.
- Use special care on social media. Remember, your posts can eventually be read by anyone, so keep them respectful, helpful and reflective of our Core Values.
- Avoid the potential risks of social media by never posting anything:
  - **Harassing or discriminatory**.
  - Illegal.
  - **Confidential or proprietary**.
  - **Material and nonpublic**.
  - False or misleading.
  - **Anti-competitive**.
- Never attempt to correct a false or negative statement you see online or on social media about ONEOK. Even if your intentions are good, you should let ONEOK handle it. Notify your supervisor about the post immediately.
- If you ever mention ONEOK on social media, make it clear that you don't speak for our company.

CONNECT WITH OUR CORE VALUES | **EXCELLENCE**

BE THE ONE WHO …

- Avoids social media pitfalls.
- Is respectful and helpful on social media.
- Allows ONEOK to speak for itself.
- Helps ONEOK uphold the law and our policies.
- Strengthens our reputation.
- Protects what's confidential.

Keep Learning

End-User Computing

ONE WAY TO WORK / Code of Business Conduct and Ethics

Our success is measured by the value we create for stakeholders, including our communities. That’s why we’re intentional in operating safely, being good partners and protecting those we serve. Promoting Safe Operations 23 Business Partner Relationships 24 Data Privacy 25 WE PROTECT OTHERS 22 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

› Help maintain ONEOK’s focus on safety by knowing and following our processes and procedures, along with applicable laws, regulations and industry standards in every aspect of our business. Meeting these requirements helps us not only operate safely but also return home injury-free every day. › Complete all required training and put it into practice every day. Never take shortcuts when it comes to our procedures or requirements. Anything less than complete compliance is not an option. Ask questions if you’re unsure how a law or requirement applies to you. › Look for ways to help ONEOK reduce our environmental impact and work in a more sustainable manner. › Promote continuous improvement. Remember, we welcome any suggestions you might have for doing things better without compromising quality or safety. › Hold anyone who works on our behalf to the same high standards. That includes your co-workers and all vendors, suppliers and other third parties. › If you’re aware of any safety hazards or actions (either inside or outside of ONEOK) that violate our policies or procedures or lower our safety standards, speak up immediately. Promoting Safe Operations We are a critical link in the energy supply chain. Our stakeholders depend on us to operate reliably and safely, and we’re committed, both as individuals and as a company, to not let them down. Consider This A third party just shared a concern about a possible safety issue regarding one of our procedures. Since this procedure has been in place for a long time and worked fine, should I just let this go? No. We’re always looking for ways to improve safety. You should report the third party’s concerns right away so we can investigate and possibly make improvements. BE THE ONE WHO … > Promotes safety and quality throughout our business. > Uses stop-work authority when unsafe conditions or actions are observed. > Knows and communicates our safety standards. > Monitors and expects the best from our business suppliers. > Watches for and speaks up about safety issues. CONNECT WITH OUR CORE VALUES SAFETY AND ENVIRONMENTAL 23 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Business Partner Relationships Our business is all about establishing connections – connecting customers with the energy they need and connecting us with partners that make it happen. To establish the strongest bond with our customers and other parties, relationships must be built on trust, respect and a shared commitment to integrity. Be a Model and Monitor of Integrity › Choose our suppliers and service providers carefully, keeping in mind that they represent ONEOK in the work they do. Be thorough and unbiased as you screen and select other business partners. Base your decisions on factors such as: ➔ Products and services offered. ➔ Experience. ➔ Cost. ➔ Quality and safety record. ➔ Delivery record. › Be a model of the ONE Way to Work. That means knowing and following ONEOK’s policies and Core Values in everything you do. › Use care in your interactions with customers, affiliates, government officials and third parties, including suppliers, vendors or contractors. Communicate our policies and what is expected of them to share our commitment to the highest standards of conduct. › Treat customers and everyone else with whom you interact fairly. Highlight honesty and respect in every conversation and transaction. Never manipulate or deceive in any way. › Respect and protect the confidential information, intellectual property, or personal information that others have entrusted to us. Make sure they treat our information with the same standard of care. › Never try to influence another party’s actions or decisions or accept an inappropriate offer from them especially when government officials are involved. See Gifts and Entertainment to learn more. › If you work regularly with ONEOK’s suppliers and service providers, pay attention to their work and how they conduct it. If you become aware of any behavior that may violate the law or our policies, speak up immediately. Is This a Good Partner for ONEOK? Follow our contracting policies. Have a good reputation. Contribute to our quality and safety. Don’t partner with restricted entities, individuals or countries. When evaluating third parties, make sure they: CONNECT WITH OUR CORE VALUES ETHICS 24 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Data Privacy We are a company focused on people – helping them thrive and also protecting their privacy. Keeping personal information private is essential to earning trust. But privacy goes hand-in-hand with good security – each of us following the laws and our policies to protect the personal data in our care. › Recognize your responsibility to protect personal information from abuse, misuse and disclosure. › Handle all personal data with care, no matter who may share it with us. That includes ONEOK employees, customers, third parties and anyone else with whom we interact. › Follow data privacy laws and our policies to protect data. Ask questions if any rule is unclear. › Handle personal information with care at all times, including in the way you collect, access, store or dispose of it. Be respectful, always handling information in line with our policies and practicing good cybersecurity. Remember, you should NEVER: ➔ Use personal information for a non-business purpose. ➔ Gather more information than you need. ➔ Share anything personal with unauthorized people. ➔ Access personal data on an unsecure network. ➔ Send personal data to an unattended printer or device. › If you see or suspect a possible breach of personal information, contact Security immediately so we can minimize any damage. CONNECT WITH OUR CORE VALUES SERVICE BE THE ONE WHO … > Knows and follows data privacy laws. > Treats personal information like it’s your own. > Adopts good cybersecurity habits. > Watches for and reports possible data breaches. 25 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Data Privacy Personal Information Is … Sensitive information that could be used to identify someone, such as: ➔ Name and address. ➔ Phone number or email. ➔ Birth date. ➔ Social Security number. ➔ Banking or credit card information. ➔ Health information. ➔ Location data. Consider This A ONEOK colleague who works in commercial has asked me for a customer’s personal phone number to text a personal holiday greeting. Is this OK since the person asking is a ONEOK employee? No. Even though it would be used for a friendly business communication, it’s still inappropriate to share a customer’s personal information with anyone who isn’t authorized, including ONEOK employees. 26 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Doing the right thing is the true source of our success. It’s what powers us to build a better company, happier customers and thriving communities. Fair Competition 28 Anti-Bribery and Anti-Corruption 30 Gifts and Entertainment 32 Insider Trading 34 International Trade 35 Financial Integrity 36 Government Interactions 38 WE DO WHAT’S RIGHT 27 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

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Fair Competition

Fair competition motivates us to be resourceful. It forces us out of our comfort zone and drives us to be the best version of ourselves. At ONEOK, we compete by innovating, working harder and following the law to make sure everyone has a chance to succeed.

- Learn about the antitrust and competition laws that apply wherever your work takes you. Violations of these laws carry heavy fines and penalties, so if you're not sure how a law applies, **ask for help**.
- Compete with enthusiasm but remain fair. Never be deceptive or use unfair or illegal practices to keep someone from competing. Play by the rules and help others do the same.

CONNECT WITH OUR CORE VALUES | **INNOVATION**

- When interacting with competitors, customers or third parties, avoid making (or appearing to make) improper agreements that might limit competition or give ONEOK an unfair advantage. If someone else might view your interaction as improper or illegal, stop and ask for help.
- Get to know the competition through public sources of information, such as online resources and articles. Never use information that's **confidential** or improperly obtained.
- If your work involves marketing or advertising for ONEOK, remember that we must be able to back up any claims we make. Be truthful – never make false claims about us or our competitors.
- Know and comply with all laws, rules, regulations and tariffs pertaining to conduct involving inter-affiliate or inter-business unit matters.

BE THE ONE WHO ...

> Has the courage to compete.

> Interacts with care.

> Studies up fairly on the competition.

> Avoids anti-competitive conversations.

> Promotes us honestly.



ONE WAY TO WORK / Code of Business Conduct and Ethics

Has This Conversation Taken a Wrong Turn? Fair Competition Does it sound like you and a competitor are discussing: Setting prices? Boycotting suppliers or customers? Compensation or benefits? Mutual hiring restrictions? Information that’s confidential or proprietary? Restricting production or sales volumes? Deciding terms of sales or delivery? Dividing markets? Manipulating the bidding process? Any “yes” or “maybe” answers could indicate an anti-competitive conversation. Stop and seek guidance. Keep Learning Antitrust Guidelines 29 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Anti-Bribery and Anti-Corruption When we succeed, it’s because we worked for it – not because we bribed our way there. Acts of bribery and corruption may cost us our reputation and trust in the ONEOK name. That’s why we’re committed to following the law and relying only on our talents and the quality of our work to get ahead. › Understand the anti-bribery and anti-corruption laws that apply to ONEOK, wherever we operate. Also recognize that serious penalties result when these laws are violated. Ask questions if any requirement is unclear. › Remember, we follow the rules – not local customs. Our policy is simple. We don’t use bribes, kickbacks or other improper payments to succeed or to get around the rules, even if you’re told a bribe is “customary” or “expected.” › Use special care in interactions with government officials and third parties. Avoid any offers or benefits that might look like a bribe, for example: ➔ Cash or cash equivalents. ➔ Lavish gifts or entertainment. ➔ Specialdiscountsorotherbenefits. ➔ Loans. ➔ Charitable or political contributions. ➔ Payment of travel expenses. › Help ensure that anyone working on our behalf follows the same rules. If you work with third parties, monitor their work. Help them understand and uphold our policies and watch for signs of possible corruption. › Be accurate and transparent when recording transactions or payments – never misrepresent or falsify them. › Recognize that offers of gifts and entertainment are especially risky and may lead to the appearance of a bribe. Follow our policies carefully. › If you suspect an act of bribery, report your concerns immediately. CONNECT WITH OUR CORE VALUES ETHICS 30 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Anti-Bribery and Anti-Corruption What Is … ➔ A BRIBE? Something of value offered with the goal of influencing someone’s actions or to gain a business advantage. ➔ A KICKBACK? A reward or payment given to someone for facilitating a transaction. ➔ A FACILITATION (OR “GREASE”) PAYMENT? A payment or offer made to speed up some routine government action. Consider This I need to obtain work permits for some individuals on my team to work temporarily in a foreign country. I’ve been told that making a small payment to a government official may help me get the permits on time. Is this OK? No. This kind of payment to a government official is a facilitation payment, and it may violate both our policies and the law. Contact Compliance and Ethics for guidance before agreeing to make any payments. Keep Learning Anti-Corruption Policy 31 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

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Gifts and Entertainment

Our customers, vendors and other third parties bring great value to our business. While we like to show them our thanks, making an inappropriate offer or accepting one may do more harm than good. To protect our reputation and relationships, we avoid the appearance of bribery by following the rules for gifts and entertainment.

CONNECT WITH OUR CORE VALUES | **ETHICS**

- Base every interaction in every relationship on honesty and integrity. When dealing with customers, vendors, suppliers or other third parties, follow our policy and the law. Never offer or accept anything that could:
  - Give the appearance of a bribe.
  - Compromise your judgment or someone else's.
  - Give you or ONEOK an unfair advantage.
  - Make someone feel obligated to do something in return.
  - See Anti-Bribery and Anti-Corruption to learn more.
- Never request anything improper from a customer or third party – or hint that you would accept it.
- Communicate our policy on gifts to third parties. Let them know you follow it and ask them to do the same. Honor their policies in return.
- If an offer comes up in business, use good judgment when considering it. If it's illegal, inappropriate or against our policy, don't offer or accept it.
- If you receive something inappropriate, return it if you can and explain our policy. If you are unsure about the offer or have questions, ask your supervisor or the Legal department for guidance.
- Remember that stricter rules apply to situations involving government officials. Never offer them anything of any value. Even the smallest gifts or offers are prohibited. Seek approval from the Legal department before proceeding.

BE THE ONE WHO ...

> Builds relationships on honesty – not inappropriate offers.

> Follows our rules and theirs.

> Isn't afraid to refuse an offer.

> Speaks up when an offer doesn't seem right.



ONE WAY TO WORK / Code of Business Conduct and Ethics

Gifts and Entertainment Acceptable Offers Are: Acceptable Offers Are NOT: Nominal in value, such as promotional items. Offered infrequently. Serve some business purpose. Legal and in line with both parties’ policies. Reasonable, like inexpensive business meals, drinks or snacks. Given or received in an honest and transparent manner. Lavish. Cash or a cash equivalent. Stock. Special discounts or loans. Payment of travel expenses. Charitable or political contributions. Valued above the established threshold by both parties’ policies. Offered frequently or for non-business reasons. Keep Learning Statement of Policy on Conflicts of Interest 33 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

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Insider Trading

We do things the right way – from the way we work to the way we invest. By following the law and never sharing or trading on inside information, we help create a level playing field, where everyone has the same chance to participate.

CONNECT WITH OUR CORE VALUES | **ETHICS**

- Understand insider trading. It happens when someone who has access to material, nonpublic or "inside" information uses it to trade securities or "tips" it to someone else so they may trade.
- Also understand that as a ONEOK employee, you may have access to inside information about our company or other companies that hasn't yet been made public. Follow our policies to keep it **confidential** and prevent unauthorized disclosure.
- When trading securities, never base your decisions on inside information – no matter where it comes from. Never share it (even inadvertently) with anyone, including your spouse, family or friends.
- Carefully follow all restrictions on trading ONEOK stock. Employees in designated work groups may only trade during open trading windows. These employees should never make a trade during a restricted trading period. Wait until all restrictions are lifted.
- Check before you trade. Ask the **Legal department** if you may trade or if you're not sure if information is material or nonpublic.

Consider This

I overheard a conversation at work about a possible acquisition. Since I don't have confirmation that this is happening, is it OK to buy shares in the other company?

No. It doesn't matter that you don't have confirmation. What you heard is still inside information. Don't trade on it or tip anyone else to trade. You could face harsh legal penalties.

It Might Be Inside Information If …

→ **IT'S "MATERIAL."**
If it were known, it could influence investors' decisions on buying, selling or holding securities. It also might affect stock prices.

→ **IT'S "NONPUBLIC."**
It hasn't been released publicly (for example through a press release or other official communication).

→ **IT INCLUDES INFORMATION LIKE:**

- ◊ **Financial results or projections.**
- ◊ **Mergers or acquisitions.**
- ◊ **Leadership changes.**
- ◊ **New product or service announcements.**
- ◊ **Contract negotiations.**
- ◊ **Pending legal action.**

Keep Learning

Securities and Insider Trading Policy

ONE WAY TO WORK / Code of Business Conduct and Ethics

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International Trade

Doing business across borders presents ethical challenges and complicated rules. At ONEOK, we protect our reputation and our ability to conduct global business by carefully following all trade compliance laws.

CONNECT WITH OUR CORE VALUES | **ETHICS**

- Recognize that a variety of import and export laws may apply to ONEOK's transactions and supply chain. Make sure you understand these laws and how they affect your work. Stay current on any changes to these requirements.
- If you're not sure how a law applies, or if laws of different countries seem to conflict, ask **Compliance and Ethics** for help.
- Practice integrity in every international transaction. That includes obtaining proper licenses, government approvals and clearances.
- Always be accurate and transparent when classifying imports and exports. Label, describe, classify and document everything in advance. Also include every party involved in the transaction, the country of origin, the end use and the final destination.
- Only trade with third parties who share our commitment to integrity. If you help select international third parties, do your research to make sure they operate ethically and support our Core Values.
- Make sure ONEOK isn't:
  - Violating any trade laws.
  - Paying improper fees, like facilitation fees to speed up government actions.
  - Participating in any boycotts that the United States doesn't support.
  - Doing business with any sanctioned entities, individuals or countries.
- If you see a possible violation of trade laws or our policies (whether it involves a third party or a ONEOK employee), **speak up** immediately.

BE THE ONE WHO ...

- Follows the laws while staying true to our Core Values.
- Avoids illegal or inappropriate deals.
- Knows our third parties well.
- Checks and double-checks transactions.
- Seeks help when a transaction seems questionable.



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Financial Integrity

ONEOK's success depends on our ability to earn trust. When our records are trustworthy, we strengthen the trust between our company and stakeholders and make better-informed business decisions. That's why we put accuracy and integrity first when handling and managing our records.

- Remember, our customers, shareholders and others rely on the accuracy of ONEOK's records. Because you contribute to our records, it's your duty to maintain their integrity. Our records include:
  - Expense reports.
  - Accounting records.
  - Invoices.
  - Timesheets.
  - Contracts.
  - Bids and proposals.
  - Emails and other correspondence.

CONNECT WITH OUR CORE VALUES | **EXCELLENCE**

- Regardless of what records you handle (financial, operational or administrative), be accurate and complete. Never make a false or misleading entry.
- Carefully follow our policies and the law to make sure every record and disclosure is accurate and transparent.
- If you prepare information for **government or regulatory authorities**, follow all regulatory requirements. Also cooperate fully with any audits or investigations.
- Carefully follow our Records and Information Management (RIM) Policy, which shows you how to properly handle, store and dispose of all company records.
- Consult our RIM group with any records question or issue, whether operational or corporate.
- Never destroy, alter or conceal a record, especially those that have a legal hold or are needed for an investigation. Carefully follow instructions and contact **Legal Holds** if you have any questions.
- If you're aware of suspicious activity involving our records, **speak up** immediately to prevent fraud and protect our reputation.

In Every Record, Focus On …

→ **HONESTY**
Every record reflects what actually happened.

→ **TRANSPARENCY**
There's no attempt to deceive anyone.



ONE WAY TO WORK / Code of Business Conduct and Ethics

Financial Integrity BE THE ONE WHO … > Secures our records. > Keeps records well-organized. > Maintains supporting documentation, like receipts and emails. > Makes sure our records are reliable and retrievable. Consider This My supervisor suggested that I make a slight alteration to an accounting record. I don’t feel like I can refuse. What should I do? Giving in to pressure (or pressuring someone else) to alter an accounting record is a serious violation of our policy. No matter who is making the request, you should never alter a ONEOK record. Speak up immediately about this situation. Keep Learning Records and Information Management Policy 37 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Government Interactions ONEOK works in a highly regulated industry and is held to high standards – by our customers and the government. We fulfill our obligations to them and highlight integrity in every interaction and disclosure to government officials. › Keep in mind, the way we work with government officials matters – both to them and to our reputation. Be honest and ethical in all you do, whether you’re dealing with a local, state, federal or foreign government official. › Know and follow the many legal, regulatory and contractual requirements that apply to our dealings with government officials. Ask Compliance and Ethics if any requirement is unclear. › Be accurate in any statement you make to a government official or agency. That includes all financial statements and reports and environmental, social and governance disclosures. › In your interactions with government officials, never attempt to improperly influence legislation. Avoid the appearance of bribery or corruption. Never offer them anything of any value. Even the smallest gifts or entertainment are strictly prohibited. › Protect any classified or confidential information or intellectual property or other assets belonging to the government. › Treat government officials with the same level of respect and integrity that you would show to any other third parties. See Business Partner Relationships to learn more. How Do Legal Requirements Affect Us? They impact our: ➔ Bidding. ➔ Invoices and billing. ➔ Accounting. ➔ Purchasing. ➔ Subcontracting. ➔ Employment practices. ➔ Contract performance. ➔ Gifts and entertainment. CONNECT WITH OUR CORE VALUES ETHICS 38 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

ONEOK is more than a company. Keeping the human and environmental impact of our business ever in mind, we strive for continuous improvement as we promote a bright and sustainable future. Human Rights 40 Environmental Protection and Sustainability 41 Community Support 42 Political Activities 43 WE ARE GOOD NEIGHBORS 39 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

› ONEOK is committed to protecting human rights and following the laws regarding things like lawful pay and safe working conditions. Get to know these laws wherever you do business. › Also understand that human rights laws and practices may differ depending on the country involved. If any law is unclear, ask Compliance and Ethics. › Help uphold ONEOK’s commitment to integrating human rights responsibilities into our day-to-day operations and relationships. › If you are involved in employment decisions or issues through your work, make safe and lawful treatment a top priority. › Pay special attention to decisions being made by our vendors, suppliers and other third parties. Hold them to the same high standards and only work with third parties who share our commitment to human rights. Watch for any harmful practices. › If you become aware of human rights abuses anywhere in our business or in third parties’ operations, speak up immediately so we can take action. What Are We Trying to Prevent? Human rights abuses, such as: ➔ Forced or compulsory labor. ➔ Child labor. ➔ Modern slavery. ➔ Human trafficking. ➔ Physical punishment. ➔ Dangerous working conditions. ➔ Unlawful pay. ➔ Illegal work hours. CONNECT WITH OUR CORE VALUES SERVICE Human Rights Our business has great influence. We also have the responsibility to use that influence for good – to help people thrive. That’s why we do our part to protect basic human rights and preserve the safety and dignity of everyone our business touches. Keep Learning Human Exploitation 40 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Environmental Protection and Sustainability Our work at ONEOK includes keeping vital energy flowing to our communities while protecting our environment. Each of us helps by supporting ONEOK’s environmental initiatives and being responsible stewards of our resources. › Be aware that the nature of ONEOK’s business makes us subject to many environmental laws and requirements. Understand how these laws apply to you. Ask Compliance and Ethics for help if anything is unclear. › Make sure we’re doing all we can to operate in an environmentally responsible manner by completing all required environmental and safety training. Ask your supervisor for help if you have questions. › Help reduce ONEOK’s environmental impact by following our policies, especially those related to handling, storing and disposing of chemicals and other hazardous materials. Communicate these policies to any third parties with whom you work. › Whenever feasible, help conserve, recycle or reuse resources and reduce emissions in our operations. › If your work involves designing our processes, focus on making continuous improvements that promote sustainability and energy efficiency. › Source our materials responsibly, seeking sustainable and reusable materials where possible. › If you select our third parties, strive to choose those who seek to operate a sustainable business. › Speak up immediately if you suspect an environmental hazard or violation by a ONEOK employee or third party, such as: ➔ Inappropriate waste disposal. ➔ Chemical leaks or spills. ➔ Release of pollutants. ➔ Improper storage of hazardous waste. BE THE ONE WHO … > Takes environmental protection seriously. > Recycles and reuses materials. > Reduces use of resources. > Follows our policies and the law. > Watches for and reports environmental hazards. Consider This I have a concern about the way we’re disposing of a certain chemical, but I’m new to ONEOK. My supervisor doesn’t seem concerned. Should I be concerned? Yes. Even though you’re new, we want to know if you have concerns. You may help us uncover a real safety or environmental issue. If your supervisor won’t listen, speak up to another ONEOK resource so we may evaluate the situation. Keep Learning Corporate Sustainability Report CONNECT WITH OUR CORE VALUES SAFETY AND ENVIRONMENTAL 41 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Community Support We are committed to making a positive impact in every aspect of our business. That commitment comes from a deep sense of purpose we all share. › Keep our communities in mind in every business decision, making sure your actions help us: ➔ Safeguard people and the environment. ➔ Respect human rights. ➔ Respect and support the communities where we live and operate. › Be aware that ONEOK is actively involved in a variety of charitable and volunteer activities in our communities. We encourage you to watch for these opportunities in your area and get involved if you so choose. › Represent ONEOK well when you’re volunteering. Follow our policies and reflect our Core Values in everything you do. If you’re aware of any activity that violates our commitment to social responsibility, speak up immediately. › While ONEOK encourages you to support the causes of your choice, do so voluntarily, using your own time and resources. Never give the impression that you speak for ONEOK. Also keep your personal volunteer activities lawful and avoid conflicts of interest. › Never pressure others, like co-workers, customers or third parties to support your personal charitable activities. BE THE ONE WHO … > Helps ONEOK demonstrate care for our communities. > Balances our business needs with those of the community. > Considers the effects of your decisions, whether: » Social. » Economic. » Environmental. CONNECT WITH OUR CORE VALUES SERVICE 42 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Political Activities Having a voice in politics is a freedom we want every ONEOK employee to enjoy. While our company encourages us to be involved in the political process, we are respectful of others’ viewpoints, follow our policies and keep our politics separate from work. › Practice politics without pressure. Respect every individual’s right to support their own candidates and causes. Never make anyone feel obligated to support or donate to certain campaigns or causes. › Only use your own time and resources to support your political or civic activities – never use resources belonging to ONEOK, including our funds, assets or name. › When you express your political views, do so independently. Never make it seem like you’re speaking for ONEOK. › Follow the law and our policies in your political activities. Never allow your activities to lead to a conflict of interest. › Be aware that ONEOK may sometimes work with lobbyists, but you, as an employee, should never conduct lobbying activities on our behalf, unless you are designated to do so. › If you are designated to engage in corporate lobbying activities, follow the law, including all registration and notification requirements. › Use care in any interaction with government officials, including politicians. Avoid any inappropriate offers, which could give the appearance of a bribe. What Kind of Activities Are Political? They may include: ➔ Wearing campaign attire. ➔ Expressing political opinions. ➔ Displaying or distributing campaign materials. ➔ Certain lobbying activities. Consider This My friend volunteers for a local political candidate and invited me to a rally during the weekend. Is that OK? In general, yes, this should be acceptable – as long as your activities don’t interfere with your work, you offer support in your own name and use your own personal resources. CONNECT WITH OUR CORE VALUES ETHICS 43 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Closing Thoughts Thank you for reading ONEOK’s Code of Business Conduct and Ethics. The Code is your one-stop shop for all things ethical at ONEOK. When we all follow the Code and live by it each day, we discover the ONE Way to Work. We also grow closer and stronger as a team and as a company. Never forget the critical role you play at ONEOK. Not just in the job you do each day, but in the legacy you help create. By embracing our Core Values and our Code, you can Be the ONE who … › Understands the challenges of our business. › Is prepared to handle the risks we face. › Knows what’s expected. › Makes careful, ethical decisions. › Does the right thing. › Strives for continual improvement. As a key player on the ONEOK team, your voice matters. We want to hear from you if you ever have questions about the Code, our policies or any rule or law that applies to our business. When we work as one team, united by our Code and our Core Values, we’ll power a better future together. 44 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Need Help? When you have questions, we’re here to help: Issues or Concerns Contact Your supervisor Compliance and Ethics The Human Resources department The Legal department Any member of management Or, if you prefer, you may contact: The ONEOK Hotline By phone at 888-393-6825 Or online at secure.ethicspoint.com Ask questions or report potential misconduct or other ethical concerns. Report a FERC capacity release or other compliance concern. Company Policies Legal questions or requests from government agencies Company benefits The Legal department HR Solutions Compliance and Ethics o neokonline.com/policies 45 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED

Need Help? When you have questions, we’re here to help: Issues or Concerns Contact Communications Investor Relations Security Analyst, investor or media requests Concerns of data breaches Violations of Accounting Practices and Internal Controls Whistleblower Policy Records management Records and Information Management Email: Audit Committee Chair Mail: Audit Committee Chair c/o ONEOK, Inc. Attn: Vice President and Assoc. General Counsel – Compliance and Ethics and Corporate Secretary 100 West 5th Street Tulsa, Oklahoma 74103 The ONEOK Hotline By phone at 888-393-6825 Or online at secure.ethicspoint.com ONEOK reserves the right to modify this Code at any time, as necessary, along with our policies, procedures and conditions of employment. The Code is not intended as a contract or guarantee of employment. All employment remains at-will. No waiver of this Code may be made for a member of our board of directors or an executive officer without the written waiver of our board of directors. Any such waiver must then be disclosed to the company’s shareholders, along with the reasons for granting the waiver. We support our employees’ right to speak out publicly about matters of public concern and to participate in concerted activities and communications related to terms and conditions of employment. Nothing in any section of our Code or in any of our policies is intended to limit or interfere with that right. That includes activities protected under Section 7 of the U.S. National Labor Relations Act, such as discussions about wages, hours, working conditions, health hazards and safety issues. 46 ONE WAY TO WORK / Code of Business Conduct and Ethics CONTENTS RESOURCES HOTLINELAST PAGE VIEWED